UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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    GEOVAX LABS, INC.

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GEOVAX LABS, INC.

1900 Lake Park Drive

Suite 380

Smyrna, Georgia 30080

Supplemental Information Regarding
Proxy Statement Proposal

Proposal 2—To approve the grant of discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding Common Stock at a ratio within the range of 1-for-10 to 1-for-40, as selected by our Board of Directors:

July 6, 2020

Dear GeoVax Stockholders,

I am pleased to provide to you our 2019 Annual Report on Form 10-K, which contains a detailed review of our vaccine and immunotherapy development pipeline. During the past year and the first half of 2020, GeoVax made substantial progress in various areas of product development. Our MVA-VLP vaccine platform (GV-MVA-VLP™) continues to be validated through our product portfolio advancement, our corporate and academic collaborators, and promising preclinical and clinical testing results. I am pleased to share a few highlights here.

Coronavirus Vaccine – In January 2020, we announced initiation of efforts to develop a vaccine against novel coronavirus disease (COVID-19) caused by the SARS-CoV-2 coronavirus. Our vaccine program was subsequently added to the “Draft Landscape of COVID-19 Candidate Vaccines” by the World Health Organization. We are pleased with the progress of our four vaccine candidates for COVID-19, which have now entered animal challenge testing. Our platform has a track record of safety in humans through our HIV vaccine program and the preclinical testing results we have seen with multiple vaccine programs (HIV, Ebola, Sudan, Marburg and Zika) give us the scientific rationale to move forward confidently with this program.

From here, we will narrow to one vaccine candidate based on the safety, immunogenicity and protective efficacy observed when we conclude our animal studies. We plan to then proceed directly to manufacturing and initial human clinical testing for safety and immunogenicity, assuming adequate financial resources are available. Our original plans for our COVID-19 vaccine development included a parallel regulatory pathway in China with a Wuhan, China based vaccine collaborator (BravoVax). However, given that GeoVax has independently contributed and led the development of our COVID-19 vaccine developments, including the animal challenge testing, we decided not to proceed with formalizing this collaboration.

An accelerated development schedule leading to human clinical trials will be dependent upon additional fundraising and/or support from U.S. funding agencies. We have submitted applications to BARDA (Biomedical Advanced Research and Development Authority) and other entities requesting funding support of our COVID-19 vaccine development efforts. While other COVID-19 vaccine candidates have more rapidly progressed to human testing, designed using unproven technology platforms or platforms that consistently require adjuvants and/or boosters, we believe that the GV-MVA-VLP™ platform has been well validated in providing vaccines with excellent efficacy, safety and durability, critical attributes of any COVID-19 vaccines that might be eventually approved and distributed worldwide.

Cancer Immunotherapy – In September 2019, we incorporated Immutak Oncology, Inc. as a subsidiary of GeoVax to focus on the advancement of our immuno-oncology programs and to seek additional, complementary technologies and clinical-stage products in the oncology space. We intend to leverage the work, both completed and ongoing, with our collaborators at the University of Pittsburgh, ViaMune, Leidos, and others, and are planning a separate financing effort in support of these programs. We believe developing our programs in this area to be a key component for strengthening the valuation of GeoVax and providing future value growth opportunities.

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HIV Vaccines (Therapeutic) – We are participating in a planned clinical trial led by researchers at American Gene Technologies (AGT) to develop a therapy aimed at eliminating HIV from infected people (a “functional cure”). In late 2019, AGT submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for its lead HIV program, AGT103-T, a lentiviral vector-based gene therapy. Upon clearance by the FDA, this IND will allow AGT to initiate a Phase 1 clinical trial that will investigate the safety of AGT103-T in humans, measure key biomarkers, and explore surrogate markers of efficacy. GeoVax will provide our novel MVA-VLP-HIV vaccine (MVA62B) for evaluation in an arm of the clinical trial in combination with AGT103-T. AGT has stated their intention to begin recruiting patients for the Phase 1 study in late-2020.

We also are participating in a collaborative effort led by researchers at the University of California, San Francisco (UCSF) to develop a combinational therapy aimed at inducing remission in HIV-positive individuals (another approach toward a “functional cure”). The studies will be conducted with funding from amfAR, The Foundation for AIDS Research. The proposed clinical trial will enroll 20 HIV-infected adults who are on stable and effective anti-retroviral therapy (ART) and will involve a combination of vaccines, drugs and biologics. As with the AGT trial, GeoVax will provide MVA62B for use in the studies. Patient enrollment for the clinical trial is expected to commence during late-2020.

HIV Vaccines (Preventive) – The development of our preventive HIV vaccine (GOVX-B11) from preclinical studies to human clinical trials has been financially supported by the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH). The HIV Vaccine Trials Network (HVTN) with support from NIAID, has conducted multiple human clinical trials of our preventive HIV vaccine candidates, and continues advancing our vaccine in clinical studies. We are now planning for a new Phase 1 human clinical trial (designated HVTN 132) with operational support from the HVTN and funding from NIAID. The primary objectives of HVTN 132 will be to further assess the safety, tolerability, and immunogenicity (elicited antibody responses) of a prime-boost regimen of GOVX-B11, in combination with protein boost vaccines. Although the start of HVTN 132 has been delayed due to clarification of components other than our vaccine, we currently expect HVTN to commence patient enrollment in late 2020.

In February 2020, NIH/NIAID announced the halt of the HVTN 702 trial, which had been underway in South Africa since 2016, as a result of the independent Data and Safety Monitoring Board determining that the test vaccine regimen was not preventing HIV infection. That trial evaluated a combined vaccine regimen using two vaccines constructed by Sanofi Pasteur and GSK. The Sanofi Pasteur vaccine was based upon the vaccine used in the RV144 trial, the only vaccine to date to demonstrate HIV prevention (31% efficacy), albeit insufficient for regulatory approval. We believe the immune system responses elicited by GOVX-B11 in previous clinical trials (e.g., HVTN 205) show encouraging features when compared to the data generated in the RV144 trial. These features include the durability of the elicited antibody and T cell responses and the highly favorable IgG3/IgA ratio of 6.0 in HVTN 205 vs 0.75 in RV144. GOVX-B11 remains ready for progressing into a pivotal trial to determine safety and efficacy in populations at risk. We continue advocating for the necessary support of GOVX-B11 from HVTN towards a Phase 2b pivotal clinical trial, while we prepare for the start of the HVTN 132 trial.

Malaria Vaccine (collaboration with Leidos, Inc.) – In February 2020, we expanded our ongoing collaboration with Leidos, Inc. to develop malaria vaccine candidates. The work is supported under a contract to Leidos from the United States Agency for International Development (USAID) Malaria Vaccine Development Program (MVDP). Leidos has been tasked by USAID to advance promising vaccine candidates against P. falciparum malaria and selected the GeoVax MVA-VLP platform to be a part of this development effort. Our collaboration with Leidos complements our ongoing malaria vaccine development project with Burnet Institute in Australia.

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Lassa Fever Vaccine (supported by U.S. Dept. of Defense) – Our Lassa fever vaccine continues to progress toward nonhuman primate testing and manufacturing process development in preparation for human clinical trials through grant support from the U.S. Department of Defense.

Other Emerging Infectious Disease Vaccines – The ongoing COVID-19 pandemic exemplifies the threat to global health posed by emerging infectious diseases, those known and unknown (so called “Disease X”). In addition to our COVID-19 and Lassa Fever vaccines, GeoVax has developed vaccines for several other pathogens, including Ebola, Sudan, Marburg and Zika virus, each of which represents a threat to world populations. In preclinical animal models, we have demonstrated 100% protection with our vaccines against each of these viruses.

Financing Plans – Although our capital resources are limited and have constrained the pace of our efforts, we have continued to make progress in various areas through the support of the collaborators and sponsors mentioned above, including NIAID, U.S. Dept. of Defense, Leidos, AGT, UCSF and others. During 2019 and early 2020, we made tough capital restructuring decisions that, while painful at the time, have resulted in GeoVax being better positioned for future financing efforts in support of our programs and increasing shareholder value.

We are now developing plans for what we hope will be transformative fund-raising efforts to exploit the value of our technologies. This effort includes plans for achieving a listing on the Nasdaq stock exchange in connection with the financing. A reverse split of our common stock will likely be necessary to allow us to meet the $4.00 minimum stock price requirement of Nasdaq, as described in the proxy statement being mailed to our stockholders for approval. Although we are asking for approval of a wide range of possible reverse split ratios (between 1:10 and 1:40), we will select the final ratio based on optimizing the stock price vis-à-vis confidently meeting the Nasdaq requirements, which may not be near the upper end of the approved range. And we intend to only execute a reverse stock split when we are confident it will lead to a successful Nasdaq listing.

In summary, we remain enthusiastic about the future of our company and look forward to sharing additional news of our progress with you. Thank you for your continued support.

Sincerely,

David A. Dodd

Chairman, President and CEO

Forward-Looking Statements

Certain statements in this letter are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the attached Form 10-K, including those set forth at "Risk Factors."

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